                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                     Commission File No. 001-15145

AMFM Inc.
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            (Exact name of registrant as specified in its charter)


1845 Woodall Rodgers Freeway, Suite 1300, Dallas, Texas 75201 (214) 922-8700
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Interest in the AMFM Inc. 401 (k) Savings Plan (successor in interest to the Capstar Broadcasting Partners 401(k) Retirement Plan and Trust registered on Form S-8, Commission File Number 333-62579)
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           (Title of each class of securities covered by this Form)

Common Stock, par value $0.01 per share
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    / /        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               /X/
     Rule 12h-3(b)(1)(i)    /X/

        Approximate number of holders of record as of the certification or
notice date:   180
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        Pursuant to the requirements of the Securities Exchange Act of 1934, AMFM Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:    June 8, 2000                By:  /s/ W. Schuyler Hansen
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                                      Name:  W. Schuyler Hansen
                                      Title: Senior Vice President and
                                             Chief Accounting Officer